Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029 Brenda A. Blake, ext. 3202	August 24, 2011

AmeriGas Partners Announces Completion of Tender Offer and Issuance of Notice of Redemption of Remaining Notes

Valley Forge, Pa., August 24, 2011 — AmeriGas Partners, L.P. (NYSE:APU) (the “Partnership”) today announced the expiration and final results of the previously announced tender offer for any and all of its outstanding 7 1/8% Senior Notes due 2016 (CUSIP Number: 03073KAF8) (the “Notes”). The tender offer expired at 11:59 p.m. New York City time on August 23, 2011, and a total of $306,660,000 in aggregate principal amount of the Notes, representing 87.6% of the total principal amount outstanding, were validly tendered and accepted for repurchase in the tender offer.

Additionally, on August 11, 2011, the Partnership issued a notice calling for redemption of the Notes that had not been tendered as of that date. Holders of the $43,340,000 principal amount of Notes currently outstanding will receive a cash payment of $1,035.63 for each $1,000 principal amount of Notes called for redemption plus accrued and unpaid interest up to, but not including, the redemption date, which will be September 12, 2011. Holders may obtain copies of the official notice of redemption by calling U. S. Bank National Association, the trustee for the Notes, toll free at (800) 934-6802.

In connection with the tender offer, the Partnership retained Credit Suisse Securities (USA) LLC as the coordinating dealer manager and solicitation agent and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC as co-dealer managers and solicitation agents.

About AmeriGas Partners, L.P.

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 distribution locations.

AP-15 * * * 08/24/11